Exhibit 99.1

1999 Bryan Street, Suite 1200
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	February 8, 2017

Jacobs Engineering Group Inc. Reports Earnings for the First Quarter of Fiscal 2017

DALLAS, TEXAS - Jacobs Engineering Group Inc. (NYSE:JEC) today announced its financial results for the first quarter of fiscal 2017 ended December 30, 2016.

First Quarter Fiscal 2017 Highlights:

•	Q1 2017 U.S. GAAP net earnings of $61M, or $0.50 per share, up 30% from FY16Q1;
•	Q1 2017 adjusted net earnings of $83M, or $0.68 per share, in line with our expectations;
•	Backlog of $18.1B; Highest professional services backlog in seven quarters;
•	Restructuring effort supporting a 13% reduction in U.S. GAAP G&A;
•	Cash flows from operations of $105 million for the quarter, versus $27 million in the year-ago quarter;
•	Repurchased 0.6M shares during first quarter for $30 million.

Jacobs’ reported U.S. GAAP net earnings of $61 million, or $0.50 per share, on revenue of $2.6 billion for the first quarter ended December 30, 2016.  This compares to U.S. GAAP net earnings of $47 million, or $0.38 per share, on revenues of $2.8 billion for the first quarter ended January 1, 2016.

Jacobs’ first quarter 2017 results include approximately $23 million, or $0.18 per share, in after-tax costs related to certain restructuring activities that began during fiscal 2015 (the "2015 Restructuring").  Our first quarter 2016 results included approximately $48 million, or $0.40 per share, in charges related to these activities.

Excluding the restructuring items above, Jacobs’ first quarter 2017 adjusted net earnings totaled $83 million, or $0.68  per share, as compared to $95 million, or $0.78 per share, from the corresponding period for 2016.  Our U.S. GAAP and adjusted results for first quarter 2016 included a one-time tax-related item of $11 million, or $0.09 per share.

Total backlog was $18.1 billion at December 30, 2016, including a professional services component of $12.2 billion, as compared to total backlog of $18.2 billion and a professional services component of $11.4 billion for the corresponding period last year.  On a sequential basis, gross margin associated with our Q1 backlog moderately improved from our Q4 FY16 levels.

The Company’s cash flow from operations was $105 million in the first quarter due mainly to improvements in working capital levels.  Additionally, during the quarter, we repurchased 0.6 million shares of common stock at a total cost of $30 million.

Commenting on the results for the first quarter 2017, Steve Demetriou, Jacobs Chairman and CEO said, "This quarter marked our transition from nearly two years of significant cost restructuring and organizational realignment to a priority focus on profitable top-line growth.  Although revenue continued to be pressured by prior year market challenges, we are pleased with the strong sales bookings during the quarter and the robust pipeline of opportunities that fit our skill sets and strategy. The continuing growth in our higher margin professional services backlog, the largest reported in 21 months, demonstrates the benefits of our disciplined approach on leveraging synergies across the company to drive more profitable work.  Additionally, this success in winning front end engineering opportunities positions us well for full service delivery in subsequent phases of the projects."

Outlook

Kevin Berryman, Jacobs CFO, added, "The continuing positive trends in unit margins, cash flows, and working capital reflect the cultural change and added financial rigor we are seeing at Jacobs.  While our outlook for the year remains unchanged, we are committed to enhancing shareholder value and are very pleased to return excess capital to our shareholders in the form of our inaugural $0.15 quarterly dividend that was recently announced, as well as the continuation of our share repurchase program."

The Company also notes that as discussed in the footnote in the accompanying balance sheet, an adjustment was made to correct an error in translation rates used in reporting U.S. Dollar goodwill values held by foreign subsidiaries in its September 30, 2016 Consolidated Balance Sheet.  These adjustments had no impact on the Company’s Consolidated Statements of Earnings or Cash Flows.

Jacobs is hosting a conference call at 10:00 A.M. Eastern Time on Wednesday, February 8, 2017, which it is webcasting live on the internet at www.jacobs.com .

Jacobs is one of the world's largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The company employs over 54,000 people and operates in more than 25 countries around the world. For more information, visit www.jacobs.com

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 30, 2016, and in particular the discussions contained under Item 1 -  Business ; Item 1A - Risk Factors ; Item 3 -  Legal Proceedings ; and Item 7 -  Management's Discussion and Analysis of Financial Condition and Results of Operations , as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made in this release.

[ MORE ]

Financial Highlights:

Results of Operations (in thousands, except per-share data):

	For the Three Months Ended
	December 30, 2016	January 1, 2016
Revenues	$2,551,604	$2,847,934
Costs and Expenses:
Direct cost of contracts	(2,132,292)	(2,407,460)
Selling, general and administrative expenses	(330,684)	(381,024)
Operating Profit	88,628	59,450
Other Income (Expense):
Interest income	1,486	2,220
Interest expense	(3,518)	(3,543)
Miscellaneous income (expense), net	(716)	(340)
Total other income(expense), net	(2,748)	(1,663)
Earnings Before Taxes	85,880	57,787
Income Tax Expense	(24,727)	(7,481)
Net Earnings of the Group	61,153	50,306
Net Earnings Attributable to Noncontrolling Interests	(617)	(3,792)
Net Earnings Attributable to Jacobs	$60,536	$46,514
Net Earnings Per Share:
Basic	$0.50	$0.38
Diluted	$0.50	$0.38

Weighted Average Shares Used to Calculate EPS
Basic	119,438	120,888
Diluted	121,851	121,959

Segment Information (in thousands):

	For the Three Months Ended
	December 30, 2016	January 1, 2016
Revenues from External Customers:
Aerospace & Technology	$577,436	$670,191
Buildings & Infrastructure	580,617	563,330
Industrial	751,738	672,100
Petroleum & Chemicals	641,813	942,313
Total	$2,551,604	$2,847,934

	For the Three Months Ended
	December 30, 2016	January 1, 2016
Operating Profit:
Aerospace & Technology	$51,087	$47,999
Buildings & Infrastructure	38,797	40,452
Industrial	25,129	27,355
Petroleum & Chemicals	23,652	31,603
Total Segment Operating Profit	138,665	147,409
Other Corporate Expenses	(18,296)	(19,576)
Restructuring Charges in SG&A	(31,741)	(68,383)
Total Operating Profit	88,628	59,450
Total Other Expense	(2,748)	(1,663)
Earnings Before Taxes	$85,880	$57,787

[ MORE ]

Other Operational Information (in thousands):

	For the Three Months Ended
	December 30, 2016	January 1, 2016
Depreciation (pre-tax)	$16,621	$22,167
Amortization of Intangibles (pre-tax)	$11,914	$11,726
Pass-Through Costs Included in Revenues	$672,979	$670,331
Capital Expenditures	$21,054	$15,987

[ MORE ]

Balance Sheet (in thousands):

At December 30, 2016 and September 30, 2016

	December 30, 2016 (Unaudited)	September 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$736,546	$655,716
Receivables	2,092,854	2,115,663
Prepaid expenses and other	93,998	93,091
Total current assets	2,923,398	2,864,470
Property, Equipment and Improvements, Net	314,406	319,673
Other Noncurrent Assets:
Goodwill	2,821,995	3,079,628
Intangibles	318,266	336,922
Miscellaneous	731,968	759,329
Total other non-current assets	3,872,229	4,175,879
	$7,110,033	$7,360,022
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$2,899	$2,421
Accounts payable	502,832	522,427
Accrued liabilities	834,028	938,378
Billings in excess of costs	409,907	319,460
Total current liabilities	1,749,666	1,782,686
Long-term Debt	387,000	385,330
Other Deferred Liabilities	837,674	861,824
Commitments and Contingencies
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding—121,165,713 shares and 120,950,899 shares as of December 30, 2016 and September 30, 2016, respectively	121,166	120,951
Additional paid-in capital	1,206,443	1,168,272
Retained earnings	3,621,528	3,586,647
Accumulated other comprehensive loss	(878,911)	(610,594)
Total Jacobs stockholders’ equity	4,070,226	4,265,276
Noncontrolling interests	65,467	64,906
Total Group stockholders’ equity	4,135,693	4,330,182
	$7,110,033	$7,360,022

During the first quarter of fiscal 2017, the Company determined that its prior year financial statements contained immaterial misstatements related to incorrect translation rates used in reporting U.S. Dollar values of goodwill held by foreign subsidiaries. Accordingly, the Company recorded adjustments in the current quarter to correct the carrying values of these accounts.  Goodwill and accumulated other comprehensive income in the Company’s September 30, 2016 Consolidated Balance Sheet (which have not been adjusted) were each overstated by $209.9 million.  These adjustments had no impact on the Company’s Consolidated Statements of Earnings or Cash Flows.

Backlog (in millions):

	December 30, 2016	January 1, 2016
Backlog:
Aerospace & Technology	$5,135.4	$4,871.4
Buildings & Infrastructure	5,151.6	4,742.8
Industrial	2,493.7	3,417.5
Petroleum & Chemicals	5,368.8	5,190.7
Total	$18,149.4	$18,222.4

Non-U.S. GAAP Financial Measures:

In this press release, the company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended.  The non-GAAP financial measures included in this press release are adjusted net earnings, adjusted EPS and adjusted selling, general, and administrative (“G&A”) expenses.

Adjusted net earnings and adjusted EPS are non-GAAP financial measures that are calculated by excluding the after-tax costs related to the 2015 Restructuring activities, which are not considered by management to be part of the company’s ordinary operations.  Adjusted G&A expense is calculated by excluding the pre-tax costs related to the 2015 Restructuring.  We believe that the adjusted net earnings, adjusted EPS and adjusted G&A expense measurements are useful to management, investors and other users of our financial information in evaluating the company’s operating results and understanding the company’s operating trends by excluding the effects of the 2015 Restructuring, which can obscure underlying trends.  Additionally, management uses adjusted net earnings, adjusted EPS, and adjusted G&A expenses in its own evaluation of the company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

The company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the company’s financial results.  However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures.  In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the company to those used by our peer companies.

The following tables reconcile the U.S. GAAP values of net earnings, EPS and G&A expenses to the corresponding "adjusted" amounts. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the 2015 Restructuring. Amounts are shown in thousands, except for per-share data:

U.S. GAAP Reconciliation for the first quarter of fiscal 2017 and 2016:

	Three Months Ended
	December 30, 2016
	U.S. GAAP	Effects of 2015 Restructuring	Without 2015 Restructuring
Selling, general and administrative expenses	$330,684	$(31,741)	$298,943

Earnings Before Taxes	$85,880	$(31,741)	$117,621
Income Tax Benefit (Expense)	(24,727)	8,938	(33,665)
Net earnings of the Group	61,153	(22,803)	83,956
Net Earnings Attributable to Non-controlling interests	(617)	—	(617)
Net earnings Attributable to Jacobs	$60,536	$(22,803)	$83,339
Diluted earnings per share	$0.50	$(0.18)	$0.68

	Three Months Ended
	January 1, 2016
	U.S. GAAP	Effects of 2015 Restructuring	Without 2015 Restructuring
Selling, general and administrative expenses	$381,024	$(68,383)	$312,641

Earnings Before Taxes	$57,787	$(68,383)	$126,170
Income Tax Benefit (Expense)	(7,481)	20,247	(27,728)
Net earnings of the Group	50,306	(48,136)	98,442
Net Earnings Attributable to Non-controlling interests	(3,792)	—	(3,792)
Net earnings Attributable to Jacobs	$46,514	$(48,136)	$94,650
Diluted earnings per share	$0.38	$(0.40)	$0.78

For additional information contact:

Kevin C. Berryman

Executive Vice President and Chief Financial Officer

214-583-8500

[ END ]